CFO Commentary on Second Quarter Fiscal Year 2014

The following information has been prepared on a GAAP basis except where noted.

Summary Results

GAAP Quarterly Financial Comparison
(in millions except per share data)	Q2 FY14	Q1 FY14	Q2 FY13	Q/Q	Y/Y
Revenue	$977.2	$954.7	$1,044.3	up 2.4%	down 6.4%
Gross margin	55.8%	54.3%	51.8%	up 1.5 p.p.	up 4.0 p.p.
Operating expenses	$440.0	$435.8	$401.1	up 1.0%	up 9.7%
Net income	$96.4	$77.9	$119.0	up 23.8%	down 19.0%
Earnings per share	$0.16	$0.13	$0.19	up 23.1%	down 15.8%

Non-GAAP* Quarterly Financial Comparison
(in millions except per share data)	Q2 FY14	Q1 FY14	Q2 FY13	Q/Q	Y/Y
Revenue	$977.2	$954.7	$1,044.3	up 2.4%	down 6.4%
Gross margin	56.3%	54.6%	52.0%	up 1.7 p.p.	up 4.3 p.p.
Operating expenses	$400.8	$396.2	$342.5	up 1.2%	up 17.0%
Net income	$133.3	$113.8	$170.4	up 17.2%	down 21.8%
Earnings per share	$0.23	$0.18	$0.27	up 27.8%	down 14.8%
*Non-GAAP earnings excluded stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, a legal settlement charge in the second quarter of fiscal 2014, a contribution expense in the second quarter of fiscal 2013, and the tax impact associated with such items.

Revenue

GAAP Quarterly Revenue Comparison
(in millions)	Q2 FY14	Q1 FY14	Q2 FY13	Q/Q	Y/Y
GPU	$858.6	$785.6	$798.6	up 9.3%	up 7.5%
Tegra Processor	52.6	103.1	179.7	down 49.0%	down 70.7%
All Other	66.0	66.0	66.0	—	—
Total	$977.2	$954.7	$1,044.3	up 2.4%	down 6.4%

Revenue for the second quarter of fiscal 2014 was $977.2 million, up 2.4 percent sequentially and down 6.4 percent year over year. Our outlook was $955 million to $995 million.

The GPU business had revenue of $858.6 million, up 9.3 percent sequentially and up 7.5 percent year over year.

These increases reflect continued strength of our GPU business, with gains in desktop, workstation and server, offset by a slight decrease in notebook GPU revenue. In desktop, GeForce® GPU revenue increased 13.8 percent sequentially and 3.9 percent year on year on strong demand and a richer product mix, particularly in high-end price segments. In workstation, Quadro® GPU revenue increased 8.5 percent sequentially and 14.3 percent year on year. In server, Tesla® GPU revenue increased 25.3 percent sequentially and 127.5 percent year on year. The increases in Quadro and Tesla revenue were fueled by our newly introduced Kepler™-based products, now offered top-to-bottom for enterprise customers. In notebook GPUs, revenue decreased 3.6 percent sequentially and 1.7 percent year on year, due to lower unit shipments.

The Tegra® Processor business had revenue of $52.6 million, down 49.0 percent sequentially and down 70.7 percent year over year.

These decreases were largely due to lower unit shipments of Tegra 3 processors as customers ramped down production of Tegra 3-based smartphones and tablets, as expected. They also reflect lower revenue associated with the sale of embedded products and game consoles, offset by increased revenue from automotive products. During the second quarter, we ramped up production of our next-generation processor, Tegra 4, in support of new devices coming from our customers in the second half. On July 31, we also began customer shipments of SHIELD™, our new NVIDIA branded gaming and entertainment device.

License revenue from our patent license agreement with Intel was $66.0 million, unchanged from the previous and year-earlier quarters.

Gross Margin

We achieved record GAAP and non-GAAP gross margins in the second quarter. GAAP gross margin was 55.8 percent - compared with our outlook of 54.3 percent - up 1.5 percentage points sequentially and up 4.0 percentage points year over year. Non-GAAP gross margin, which excluded stock-based compensation and a minor legal settlement charge, was 56.3 percent - compared with our outlook of 54.6 percent - up 1.7 percentage points sequentially and up 4.3 percentage points year over year.

Gross margins continued to improve due to a richer mix of higher-margin products - with strength in GeForce GTX®, Quadro and Tesla.

Expenses and Other

GAAP and non-GAAP operating expenses for the second quarter were $440.0 million and $400.8 million, respectively; both were below our outlook of approximately $448.0 million and $408.0 million, respectively. Non-GAAP operating expenses excluded stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, and a contribution expense in the second quarter of fiscal 2013.

The increase in operating expenses over the prior quarter and fiscal year was largely attributable to increased employee compensation and benefits related to planned hiring for our strategic growth initiatives.

Non-GAAP operating expenses excluded:

(Impact on opex/millions)	Q2 FY14	Q1 FY14	Q2 FY13
Stock-based compensation	$30.2	$30.7	$29.6
Amortization of acquisition-related intangible assets	4.0	3.9	4.1
Other acquisition-related costs	5.0	4.9	4.8
Contribution expense	—	—	20.1
Total	$39.2	$39.5	$58.6

GAAP income tax expense for the quarter was $15.4 million, or an effective tax rate of 13.8 percent, up 2.2 percentage points sequentially and down 4.2 percentage points year over year. Non-GAAP income tax expense was $22.1 million, or an effective tax rate of 14.2 percent, up 1.5 percentage points sequentially and down 3.2 percentage points year over year.

The sequential increases in the GAAP and non-GAAP effective tax rates were largely due to less discrete benefit in the quarter for the release of certain foreign tax reserves. The year-over-year decreases were related to the absence of any discrete benefit for the U.S. research tax credit in the second quarter of fiscal 2013.

The U.S. research tax credit was expired during the second quarter of fiscal 2013. During the fourth quarter of fiscal 2013, the credit was reenacted retroactively from December 31, 2011 through to December 31, 2013, with the entire benefit for all previous quarters required to be recognized in the fourth quarter. As a result, the second quarter of fiscal

2013 reflects no tax benefit for the research tax credit and the second quarter of fiscal 2014 includes the annualized benefit of a research tax credit (for the 11 months the law is in effect).

Our outlook for GAAP and non-GAAP tax rates for the second quarter and annual fiscal 2014 were both between 15 percent and 17 percent, excluding any discrete tax events that may occur during a quarter. Our actual GAAP and non-GAAP effective tax rates in the current quarter were both lower than our outlook as a result of favorable discrete tax events that occurred in the second quarter of fiscal 2014 - largely related to the release of certain foreign tax reserves.

Balance Sheet

Cash, cash equivalents and marketable securities at the end of the quarter were $2.94 billion, down $777.5 million or 20.9 percent from the prior quarter. This was primarily the result of a $750.0 million payment we made to repurchase shares under an accelerated share purchase (ASR) agreement during the quarter and $43.3 million in quarterly dividend payments, offset by free cash flow of $11.5 million.

On May 14, 2013, NVIDIA executed an ASR agreement with Goldman, Sachs & Co. (Goldman) such that NVIDIA paid Goldman $750 million and Goldman delivered 36.9 million shares on May 16, 2013.  The 36.9 million shares delivered to us were accounted for as treasury share repurchases that reduced the outstanding common shares used to calculate EPS.  Upon final settlement of the ASR, Goldman may be required to deliver additional shares of common stock to NVIDIA or NVIDIA may be required to deliver shares of its common stock, or elect to make a cash payment, to Goldman, based on the terms and conditions under the ASR.  Our current expectation is that, at the time of settlement, Goldman will be required to deliver additional shares of common stock to NVIDIA.

Accounts receivable at the end of the quarter were $418.1 million, up $71.1 million from $347.0 million in the prior quarter. DSO at quarter-end was 39 days, up 6 days from 33 days in the prior quarter. Accounts receivable and DSO increased in the current quarter due to increased revenue and less shipment linearity.

Inventories at the end of the quarter were $378.3 million, up $8.1 million from $370.1 million in the prior quarter. DSI at quarter-end was 80 days, up 3 days from 77 days in the prior quarter, primarily due to increased production of our Tegra 4 processor in advance of customer shipments.

Cash flow from operating activities was $99.2 million in the second quarter, down $76.5 million from $175.7 million in the prior quarter.  The sequential decrease was primarily due to the aforementioned increases in accounts receivable and inventory, offset by earnings growth.

Free cash flow was $11.5 million in the second quarter and $110.0 million in the prior quarter.

Depreciation and amortization expense for the second quarter amounted to $61.8 million, in line with our outlook. Capital expenditures were $87.7 million, $12.7 million higher than our outlook due to additional license payments made in the quarter.

Third Quarter Outlook

Our outlook for the third quarter of fiscal 2014 is as follows:

•	Revenue is expected to be $1.050 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be approximately flat relative to the prior quarter at 56.0 percent and 56.3 percent, respectively.

•	GAAP operating expenses are expected to be approximately $460 million; non-GAAP operating expenses are expected to be approximately $418 million.

•
GAAP and non-GAAP tax rates for the remaining half of fiscal 2014 are expected to be 16 percent, plus or minus one percent. This estimate excludes any discrete tax events that may occur during a quarter, which, if realized, may increase or decrease our actual effective tax rates in such quarter.

We estimate depreciation and amortization for the third quarter to be approximately $62 million to $64 million. Capital expenditures are expected to be in the range of $60 million to $70 million.

Diluted shares for the third quarter are expected to be approximately 589 million.

______________

For further information, contact:

Rob Csongor	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6373	(408) 566-5150
rcsongor@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA's Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per share, and free cash flows. In order for NVIDIA's investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, a legal settlement, amortization of acquisition-related intangible assets, other acquisition-related costs, a contribution expense, and the associated tax impact of these items, where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company's historical financial performance. The presentation of the company's non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company's financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: the company's financial outlook for the third quarter of fiscal 2014; and the company's tax rate for the second half of fiscal year 2014; and the expectation that Goldman Sachs will be required to deliver additional shares of common stock to the company as part of the ASR; are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended April 28, 2013. Copies of reports filed with the SEC are posted on the company's website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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© 2013 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce GTX, Quadro, Tegra, Tesla, Kepler, and SHIELD, Kepler, Icera and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	July 28,	April 28,	July 29,	July 28,	July 29,
	2013	2013	2012	2013	2012

GAAP gross profit	$545,538	$518,568	$540,719	$1,064,106	$1,004,083
GAAP gross margin	55.8%	54.3%	51.8%	55.1%	51.0%
Stock-based compensation expense included in cost of revenue (A)	2,168	2,653	2,649	4,821	5,175
Legal settlement	2,290	—	—	2,290	—
Non-GAAP gross profit	$549,996	$521,221	$543,368	$1,071,217	$1,009,258
Non-GAAP gross margin	56.3%	54.6%	52.0%	55.4%	51.3%

GAAP operating expenses	$440,004	$435,787	$401,096	$875,791	$791,634
Stock-based compensation expense included in operating expense (A)	(30,227)	(30,744)	(29,606)	(60,971)	(62,649)
Amortization of acquisition-related intangible assets	(3,980)	(3,915)	(4,065)	(7,895)	(8,407)
Other acquisition-related costs (B)	(4,984)	(4,946)	(4,794)	(9,930)	(9,965)
Contribution expense (C)	—	—	(20,127)	—	(20,127)
Non-GAAP operating expenses	$400,813	$396,182	$342,504	$796,995	$690,486

GAAP net income	$96,448	$77,891	$119,046	$174,339	$179,483
Total pre-tax impact of non-GAAP adjustments	43,649	42,258	61,241	85,907	106,323
Income tax impact of non-GAAP adjustments	(6,767)	(6,348)	(9,839)	(13,115)	(17,828)
Non-GAAP net income	$133,330	$113,801	$170,448	$247,131	$267,978

Diluted net income per share
GAAP	$0.16	$0.13	$0.19	$0.29	$0.29
Non-GAAP	$0.23	$0.18	$0.27	$0.41	$0.43

Shares used in diluted net income per share computation	592,006	619,302	623,143	606,051	623,397

Metrics:
GAAP net cash flow provided by operating activities	$99,192	$175,650	$200,886	$274,842	$191,678
Purchase of property and equipment and intangible assets	(87,709)	(65,667)	(61,944)	(153,376)	(90,867)
Free cash flow	$11,483	$109,983	$138,942	$121,466	$100,811

(A) Excludes stock-based compensation as follows:
	Three Months Ended			Six Months Ended
	July 28,	April 28,	July 29,	July 28,	July 29,
	2013	2013	2012	2013	2012
Cost of revenue	$2,168	$2,653	$2,649	$4,821	$5,175
Research and development	$18,555	$21,935	$18,885	$40,490	$40,092
Sales, general and administrative	$11,672	$8,809	$10,721	$20,481	$22,557

(B) Comprise of transaction costs and compensation charges related to acquisitions.

(C) Net present value of a $25 million charitable contribution pledged on June 12, 2012 to Stanford Hospital and Clinic, payable over ten years.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q3 FY2014 Outlook

GAAP gross margin	56.0%
Impact of stock-based compensation (A)	0.3%
Non-GAAP gross margin	56.3%

Q3 FY2014 Outlook
(In millions)
GAAP operating expenses	$460.0
Stock-based compensation expense included in operating expense	(33.0)
Amortization of acquisition-related intangible assets	(5.0)
Other acquisition-related costs (B)	(4.0)
Non-GAAP operating expenses	$418.0

(A) Represents $3.3 million of stock-based compensation expense included in cost of revenue.
(B) Comprise of transaction costs and compensation charges related to acquisitions.